EXHIBIT (4)(f)


                         AMENDMENT NO. 5
                                TO
                   LOAN AND SECURITY AGREEMENT

     This Amendment No. 5 dated as of January 26, 1996 (this "Amendment"), is entered into among BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), THE BANK OF NEW YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, a national banking association ("Boatmen's") (BABC, BNYCC, and Boatmen's and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of BABC, BNYCC, and Boatmen's and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation (the "Parent"), and LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation ("Laclede Mid America") (the Parent, Laclede Chain, and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of Parent, Laclede Chain, and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").


                       W I T N E S S E T H:

     WHEREAS, the Borrowers, the Lenders, and the Agent are parties to a certain Loan and Security Agreement, dated as of September 7, 1994 (the "Loan Agreement"); and

     WHEREAS, the Loan Agreement was amended by Amendment No. 1 dated as of February 15, 1995 to Loan and Security Agreement, Amendment No. 2 dated as of April 30, 1995 to Loan and Security Agreement, Amendment No. 3 dated as of June 1, 1995 to Loan and Security Agreement, and by Amendment No. 4 to Loan and Security Agreement, dated as of December 7, 1995 (the Loan Agreement, as amended, supplemented, and modified to the date hereof being hereinafter referred to as "Amended Loan Agreement"). Capitalized terms used herein but not defined herein shall have the meanings provided in the Amended Loan Agreement; and

     WHEREAS, the Borrowers, the Lenders, and the Agent have agreed to further amend the Amended Loan Agreement on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, and the Agent hereby agree as follows:

     Section 1. Amendment of Amended Loan Agreement. Effective this date, subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Amended Loan Agreement is hereby further amended as follows:


          (a) The definition of "Capital Expenditures" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

          "Capital Expenditures" means, for any fiscal period, (a) the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, acquired during such period and having a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with any Capital Lease plus (b) the amount of any cash expended during such period in consummating any Quasi Asset Acquisition."

          (b) The definition of "Cash Available for Fixed Charges" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

          "Cash Available for Fixed Charges' means, with respect to any fiscal period of the Parent and its consolidated Subsidiaries, net earnings for such period, determined in accordance with GAAP (but excluding gain or loss arising from extraordinary items, and any gains arising from the sale or other disposition of any of the Borrower's Fixed Assets which were written off by the Borrower during its Fiscal Year ending on December 31, 1995, in connection with the Borrower's shut down of its Bloom Mill and Rod Mill facilities) and reported on the Financial Statements for such fiscal period, plus to the extent deducted in computing net earnings, (a) interest expense, (b) any provision for income taxes,
(c) depreciation expense, and (d) amortization expense, minus to the extent included in computing net earnings, gain arising from any other noncash non-recurring transaction."

          (c) The definition of "Consolidated Adjusted Net Worth" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

          "Consolidated Adjusted Net Worth" means, at any date, the amount at which Consolidated Stockholder's Equity and minority interests would be shown on a balance sheet of the Parent and its consolidated Subsidiaries at such date prepared in accordance with GAAP; less the amount at which goodwill and other intangible assets would be shown on such balance sheet; and plus the amount of minimum pension liability recorded on such balance sheet as a reduction to Consolidated Stockholder's Equity."

          (d)  The definition of "Consolidated Stockholder's
Equity" contained in Section 1.1 is hereby amended and restated to read in its entirety as follows:

          "Consolidated Stockholder's Equity" means, at any date, the amount at which the total equity capitalization of the Parent and its consolidated Subsidiaries would be shown on a balance sheet of the Parent and its consolidated subsidiaries at such date prepared in accordance with GAAP."

          (e)  The definition of "Margins" contained in Section
 1.1 is hereby amended and restated to read in its entirety as follows:

     "Margins' means, collectively, the Base Rate Term
     Margin, the Base Rate Revolving Margin, the LIBOR Term
     Margin, the LIBOR Revolving Margin, and the Spare Parts
     Loan Margin."

               (f) Section 1.1 is hereby amended by the addition of a new definition which shall read in its entirety as follows:

          "Consolidated Pretax Loss" means, for any fiscal period for the Parent and its consolidated
     Subsidiaries, the net loss of the Parent and its consolidated Subsidiaries for such period, determined in accordance with GAAP, as reported on the Financial
     Statements for such fiscal period, prior to any taxes for such period."

               (g) The following sentence is hereby added at the end of Subsections 3.1(a)(i): "On and after February 10, 1996, the
 Base Rate Term Margin shall be one and one-half percent (1.5%) and the Base Rate Revolving Margin shall be one percent (1.0%)."

          (h) The following sentence is hereby added at the end of Subsection 3.1(a)(ii): "On and after February 10, 1996, the LIBOR Term Margin shall be three and one-quarter percent (3.25%) and the LIBOR Revolving Margin shall be three percent (3.0%)."

          (i) Subsection 3.1(a)(iii) is hereby amended and restated to read in its entirety as follows:

          "(iii) For Revolving Loans to the Parent based upon the value of Spare Parts and Packing
     Inventory at a per annum rate equal to three percent
     (3.0%) ('Spare Parts Loan Margin'), plus the Base Rate and such Loans may not be borrowed as or converted into LIBOR Revolving Loans."

               (j) Section 3.1(c) is hereby amended by the addition of the following provisions at the end of that section:

 "In the event that the Consolidated Adjusted Net Worth is greater than $31,000,000, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending on March 31, 1996, then each of the Margins shall be reduced by one-half of one percent (0.5%), commencing on the first day of the month immediately following receipt of the Financial Statements for the prior fiscal quarter reflecting a Consolidated Adjusted Net Worth greater than $31,000,000 and shall remain at such level so long as such Consolidated Adjusted Net Worth, computed as the end of each such fiscal quarter, shall be more than $31,000,000. In the event that the Margins were reduced as provided for in


     the previous sentence and the Consolidated Adjusted Net Worth thereafter is equal to or less than $31,000,000, as of the last day of any fiscal quarter, then each of the Margins shall be increased by one-half of one percent (0.5%), commencing on the first day of the month immediately following receipt of the Financial Statements for the prior fiscal quarter reflecting a Consolidated Adjusted Net Worth equal to or less than $31,000,000."

               (k) The phrase "eighteen (18) months" wherever appearing in Subsection 5.10(b) is hereby amended and restated to be "twenty-one (21) months."

          (l) Section 8.24 is hereby amended and restated to read in its entirety as follows:

     "8.24 Consolidated Fixed Charge Coverage Ratio.
     The Borrowers will maintain a Consolidated Fixed Charge
     Coverage Ratio, determined as of the end of each period listed below, for the period indicated of not less than the ratio indicated opposite such period:

               Period                                            Ratio

          01/01/95-12/31/95                No required ratio
          01/01/96-03/31/96                No required ratio
          04/01/96-06/30/96                No required ratio
          07/01/96-09/30/96                     0.65 to 1.00
          10/01/96-12/31/96                     1.00 to 1.00
          01/01/97-03/31/97                     1.10 to 1.00
          01/01/97-06/30/97                     1.10 to 1.00
          01/01/97-09/30/97                     1.10 to 1.00
          01/01/97-12/31/97                     1.10 to 1.00
          and commencing on
          03/31/98 and as of the
          last day of each fiscal
          quarter in each Fiscal
          Year thereafter, for the
          twelve-month period
          ending on such date                 1.10 to 1.00."

               (m) Section 8.25 is hereby amended and restated to read in its entirety as follows:

     "8.25     Consolidated Adjusted Net Worth.  The
     Borrowers will maintain a Consolidated Adjusted Net
     Worth, determined as of the last day of each fiscal quarter in each Fiscal Year, in an amount which is not less than the amount indicated opposite each of the following dates:




          Quarter Ending Date                         Amount

          12/31/95                                         $32,000,000
          03/31/96                                         $29,400,000
          06/30/96                                         $27,400,000
          09/30/96                                         $27,400,000
          12/31/96                                         $27,700,000
          03/31/97                                         $27,700,000
          06/30/97                                         $27,700,000
          09/30/97                                         $27,700,000
          12/31/97                                         $27,700,000

     Provided, however, in the event that the Consolidated Adjusted Net Worth as of December 31, 1995 exceeds $32,447,000, then each of the amounts of Consolidated Adjusted Net Worth listed above shall thereupon be automatically increased by an amount equal to such excess. Beginning with the fiscal quarter ending March 31, 1998, the Borrowers will maintain a Consolidated Adjusted Net Worth, calculated as of the last day of each fiscal quarter in each Fiscal Year, of not less than the sum of (a) $27,700,000 plus (b) an amount (to the extent greater than zero and without deduction for any losses) equal to fifty percent (50%) of Consolidated Net Earnings for the Fiscal Year ending on December 31, 1997, and fifty percent (50%) of the Consolidated Net Earnings for each Fiscal Year thereafter."

               (n) Article 8 is hereby amended by the addition of a new section, numbered 8.28, which shall read in its entirety as follows:

     "8.28     Consolidated Pretax Loss Amount.  The
     Borrowers shall not permit the Consolidated Pretax
     Loss, calculated as of the last day of each period specified below, to exceed for the period indicated the amount indicated opposite such period:

               Period                                           Amount

          01/01/96-03/31/96                     ($4,300,000)
          01/01/96-06/30/96                     ($7,700,000)
          01/01/96-09/30/96                     ($7,700,000)
          01/01/96-12/31/96                    ($7,200,000)"

          Section 2. Conditions to Amendment. This Amendment shall become effective upon the receipt by the Agent of six counterparts of this Amendment, executed by each Borrower, and each Lender.





     Section 3. Representations and Warranties. Each Borrower hereby represents and warrants that (a) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (b) the representations and warranties contained in the Amended Loan Agreement, are correct in all material respects as though made on and as of the date of this Amendment, and (c) no Event of Default has occurred and is continuing.

     Section 4.     Reference to and Effect on the Amended Loan
 Agreement.

          (a) Upon the effectiveness of this Agreement, each reference in the Amended Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import shall mean and be a reference to the Amended Loan Agreement, as amended hereby, and each reference to the Amended Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Amended Loan Agreement shall mean and be a reference to the Amended Loan Agreement, as amended hereby.

          (b)  Except as specifically amended above, the Amended
 Loan Agreement and all other documents, instruments, and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or the Lenders under the Amended Loan Agreement, nor constitute a waiver of any provision of the Amended Loan Agreement, except as specifically set forth herein.

     Section 5. Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 6.     Governing Law.  This amendment shall be
 governed by and construed in accordance with the internal laws
 (as opposed to the conflicts of laws provisions) of the State of Illinois.

     Section 7. Legal Fees. Borrower agrees to pay to the Agent, for its benefit, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Amendment, including, without limitation, the allocated costs of Agent's in-house counsel fees.

     Section 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of January 26, 1996.


                    LACLEDE STEEL COMPANY

                    By:
                    Michael H. Lane, Vice President


                    LACLEDE CHAIN MANUFACTURING COMPANY

                    By:
                    Michael H. Lane, Vice President


                    LACLEDE MID AMERICA INC.

                    By:
                    Michael H. Lane, Vice President


                    BANKAMERICA BUSINESS CREDIT, INC.,
                    as the Agent

                    By:
                    Michael J. Jasaitis, Vice President


                    BANKAMERICA BUSINESS CREDIT, INC.,
                    as a Lender

                    By:
                    Michael J. Jasaitis, Vice President


                    THE BANK OF NEW YORK COMMERCIAL
                    CORPORATION, as a Lender

                    By:
                    Robert V. Love, Assistant Vice President


                    THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, as a Lender

                    By:
                    Clyde F. Wendel, Senior Vice President





                              -7-